Exhibit 5.1

Office:     +852 2801 6066

Mobile:    +852 9172 5754

Email:      rsit@tta.lawyer

AMTD Digital Inc.

25/F Nexxus Building

41 Connaught Road Central

Hong Kong

20 May 2021

Dear Sirs

AMTD Digital Inc. (the “Company”)

We have acted as to Cayman Islands law to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s class A ordinary shares of a par value of US$0.0001 each (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion. Defined terms shall have the meanings set out in Schedule 1.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion. We have also relied upon the assumptions set out in Schedule 2 to this opinion and the Certificate of Good Standing, which we have not independently verified.

3	QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

Tel:       +852 2801 6066                 1205A The Centrium

Fax:      +852 2801 6767                  60 Wyndham Street

www.traversthorpalberga.com     Central   HONG KONG

Cayman Islands & British Virgin Islands Attorneys-at-Law

Resident Hong Kong Partners:     Richard Thorp

Anthony Travers, Jos Briggs, Catherine Tsang

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1

The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

4.2

The Shares to be allotted and issued by the Company have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares in connection with the issuance thereof.

4.3

The statements under the headings “Taxation”, “Description of Share Capital” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading “Taxation – Cayman Islands Taxation” in the Registration Statement constitute our opinion.

4.4

The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the issuance and transfer of the Shares.

4.5

Based solely on our inspection on our search on 17 May 2021 of the Register of Writs and Other Originating process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to the close of business in the Cayman Islands on (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (the “Originating Process”) nor any amended Originating Process pending before the courts of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

5	CONSENT

This opinion is addressed to the Company in connection with the Registration Statement and the issuance of the Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

2

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

3

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1	the certificate of incorporation of the Company dated 12 September 2019;

2	the amended and restated memorandum and articles of association of the Company as adopted by special resolutions pass on 2 December 2019 (together, the “Constitutional Documents”);

3	certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated 18 May 2021 (the “Certificate of Good Standing”)

4	certificate of incumbency issued by the registered office service provider dated 18 May 2021 (“Certificate of Incumbency”).

5	the director’s certificate signed by Lo Chi Hang, a director of the Company on 18 May 2021, annexed to this opinion (the “Director’s Certificate”);

6	the written resolutions of the directors of the Company dated 18 May 2021 (the “Resolutions”);

7	the register of directors and officers of the Company provided to us on 18 May 2021 (the “Register of Directors and Officers”); and

8	the draft Registration Statement.

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2

that there has been no change to the information contained in the Certificate of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3

that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

4

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

5	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6

that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act (as revised) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

7

that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors of the Company have concluded that the offering and issuance of the Shares and ADSs are bona fide in the best interests of the Company and for a proper purpose of the Company;

8

that the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

9

that there is no matter affecting the authority of the directors of the Company to effect the offering and issuance of the Shares and ADSs including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed herein; and

10

that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1.

Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.

Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.

Litigation Search: The Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which the Company is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. The Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into the Company under the laws of any jurisdiction nor any proceedings against the Company in a name other than the Company’s current name.

4.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5.

Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as revised), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act (as revised), if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.    Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6.

Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act (as revised) at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as revised), at the instance of a creditor thereby prejudiced.

7.

Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

8.

Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as revised) on the date of issue of the certificate if all fees and penalties under the Companies Act (as revised) have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act (as revised).

9.

Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

10.	We reserve our opinion with respect to compliance, if any, with the International Tax Co-operation (Economic Substance) Act (Revised), and associated regulations and guidance.

ANNEX